Exhibit 23.1



                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statements (Form SB-2 No. 333-41036) pertaining to 139,250 shares of common stock issuable upon the exercise of warrants and options, (Form SB-2 No. 333-84213) pertaining to 2,790,037 shares of common stock issuable upon conversion of debt and exercise of warrants and options, (Form S-3 No. 333-1149) pertaining to 2,264,006 shares of common stock issuable upon conversion of preferred stock and exercise of warrants, (Form S-3 No. 33-57116) pertaining to 1,083,333 shares of common stock and 50,000 shares of common stock issuable upon exercise of warrants, (Form S-8 No. 33-45536) pertaining to 1,810,000 shares of common stock, (Form S-8 No. 33-63047) pertaining to the 1991 Stock Option Plan, (Form S-8 Nos. 33-45523 and 333-49919) pertaining to the 1991 Stock Plan, (Form S-8 No. 33-36385) pertaining to the 1990 Restricted Stock Plan, (Form S-8 No. 33-22052) pertaining to the 1988 Employee Incentive Stock Plan and (Form S-8 No. 2-93693-C) pertaining to the 1983 Employee Stock Option Plan of GV Medical, Inc., of our report dated February 16, 2001 with respect to the financial statements of SpectraScience, Inc., included in this Annual Report (Form 10-KSB) for the year ended December 31, 2000.


Minneapolis, Minnesota                         /s/ ERNST & YOUNG LLP
March 8, 2001